Exhibit 99

MORTGAGE AND OTHER NOTES PAYABLE
INCLUDING WEIGHTED INTEREST RATES AT JUNE 30, 2006
(in millions of dollars, amounts may not add due to rounding)

		100%	Beneficial Interest	Effective Rate	(a)	LIBOR Rate
		6/30/06	6/30/06	6/30/06		Spread	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015	2016	Total
Consolidated Fixed Rate Debt:

Beverly Center Cherry Creek Shopping Center Great Lakes Crossing International Plaza MacArthur Center Northlake Mall Regency Square Stony Point Fashion Park The Mall at Short Hills The Mall at Wellington Green	50.00% 50.10% 95.00% 90.00%	345.9 280.0 144.1 180.4 139.6 215.5 78.3 112.5 540.0 200.0	345.9 140.0 144.1 90.3 132.8 215.5 78.3 112.5 540.0 180.0	5.28% 5.24% 5.25% 4.38% 6.85% 5.41% 6.75% 6.24% 5.47% 5.44%	(b) (c)		2.3 1.2 0.8 1.3 0.5 0.7	4.8 2.5 1.7 2.7 1.1 1.5	5.0 2.6 87.8 2.8 1.2 1.5	5.4 2.7 3.0 1.3 1.6	5.7 2.9 122.9 1.4 1.8	6.0 3.0 72.8 1.9	6.3 3.2 2.0	6.6 126.0 2.1	303.8 99.5	540.0 180.0	140.0 215.5	345.9 140.0 144.1 90.3 132.8 215.5 78.3 112.5 540.0 180.0

Total Consolidated Fixed Weighted Rate Consolidated Floating Rate Debt: Dolphin Mall TRG Revolving Credit TRG Revolving Credit Other		2,236.4 5.47% 140.1 0.0 0.0 1.0	1,979.4 5.53% 140.1 0.0 0.0 0.5	7.35% 8.25%	(d) (e) (f)(i)	2.15% 0.80%	6.8 5.68% 140.1 0.1	14.3 5.68% (g) 0.2	100.9 4.57% 0.0 0.0 0.1	14.1 5.86% (h) 0.1	134.6 6.74%	83.7 6.58%	11.4 5.44%	134.8 5.27%	403.3 5.52%	720.0 5.46%	355.5 5.34%	1,979.4 140.1 0.0 0.0 0.5

Total Consolidated Floating Weighted Rate Total Consolidated Weighted Rate		141.1 7.36% 2,377.5 5.58%	140.6 7.35% 2,120.0 5.65%				140.2 7.35% 147.0 7.27%	0.2 8.25% 14.4 5.71%	0.1 8.25% 101.1 4.58%	0.1 8.25% 14.2 5.88%	134.6 6.74%	83.7 6.58%	11.4 5.44%	134.8 5.27%	403.3 5.52%	720.0 5.46%	355.5 5.34%	140.6 2,120.0

Joint Ventures Fixed Rate Debt:

Arizona Mills Fair Oaks The Mall at Millenia Sunvalley Westfarms	50.00% 50.00% 50.00% 50.00% 78.94%	138.6 140.0 210.0 128.9 200.0	69.3 70.0 105.0 64.5 157.9	7.90% 6.60% 5.46% 5.67% 6.10%			0.4 0.5 1.1	0.9 1.0 2.4	0.9 70.0 0.9 1.1 2.6	1.0 1.4 1.2 2.7	66.0 1.5 1.2 2.9	1.6 1.3 3.1	1.6 58.2 142.9	98.1				69.3 70.0 105.0 64.5 157.9

Total Joint Venture Fixed Weighted Rate Joint Ventures Floating Rate Debt: Other		817.5 6.26% 2.9	466.6 6.24% 1.8	7.99%			2.0 6.35% 0.4	4.3 6.36% 0.6	75.5 6.57% 0.3	6.3 6.17% 0.3	71.7 7.73% 0.1	6.0 5.84%	202.7 5.97%	98.1 5.46%				466.6 1.8

Total Joint Venture Floating Weighted Rate Total Joint Venture Weighted Rate		2.9 7.99% 820.4 6.26%	1.8 7.99% 468.4 6.25%				0.4 7.99% 2.5 6.64%	0.6 7.99% 5.0 6.56%	0.3 7.99% 75.8 6.58%	0.3 7.99% 6.6 6.25%	0.1 7.99% 71.8 7.73%	6.0 5.84%	202.7 5.97%	98.1 5.46%				1.8 468.4

TRG Beneficial Interest Totals Fixed Rate Debt Floating Rate Debt Total		3,053.9 5.68% 144.0 7.37% 3,197.9 5.76%	2,446.0 5.67% 142.4 7.36% 2,588.5 5.76%				8.8 5.83% 140.7 7.35% 149.5 7.26%	18.6 5.84% 0.8 8.04% 19.4 5.92%	176.4 5.43% 0.5 8.06% 176.8 5.43%	20.4 5.96% 0.4 8.07% 20.8 6.00%	206.3 7.09% 0.1 7.99% 206.4 7.09%	89.7 6.53% 89.7 6.53%	214.1 5.94% 214.1 5.94%	232.9 5.35% 232.9 5.35%	403.3 5.52% 403.3 5.52%	720.0 5.46% 720.0 5.46%	355.5 5.34% 355.5 5.34%	2,446.0 142.4 2,588.5
Average Maturity							6.92 =======

(a)	Includes the impact of interest rate swaps, if any, but does not include effect of amortization of debt issuance costs, losses on settlement of derivatives used to hedge the refinancing of certain fixed rate debt, or interest rate cap premiums.
(b)	Debt is reduced by $0.2 million of purchase accounting discount from acquisition which increases the stated rate on the debt of 4.21% to an effective rate of 4.38%.
(c)	Debt includes $3.2 million of purchase accounting premium from acquisition which reduces the stated rate on the debt of 7.59% to an effective rate of 6.85%.
(d)	The debt is floating month to month at LIBOR plus spread and the entire debt balance is capped at 7% plus spread to February 2007.
(e)	Rate floats daily.
(f)	LIBOR rate floats month to month.
(g)	The Company has given notice to pay off the loan when it becomes prepayable without penalty in August 2006.
(h)	In August 2006 the maturity date is expected to be extended to 2009 with a 1 year extension option.
(i)	LIBOR spread is expected to be reduced in August 2006 to 0.70%.